Exhibit 10.11

LIMITED PARTNERSHIP AGREEMENT

of

SUPERHERO ACQUISITION L.P.

(A DELAWARE LIMITED PARTNERSHIP)

dated as of August 17, 2021

THE LIMITED PARTNERSHIP INTERESTS REFERRED TO IN THIS LIMITED PARTNERSHIP AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE U.S. STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement of Superhero Acquisition L.P., a Delaware limited partnership (the “Partnership”), is entered into as of August 17, 2021, by and among Superhero Acquisition Corp., a Delaware corporation, as the General Partner, and those additional parties listed from time to time on Schedule A to this Agreement that have been or shall be admitted as Limited Partners in accordance with the terms of this Agreement.  Certain capitalized terms used herein are defined in Section 1.01.

RECITALS

WHEREAS, the Partnership was formed as a limited partnership on August 13, 2021, by the filing of a certificate of limited partnership of the Partnership (the “Certificate of Limited Partnership”) with the Office of the Secretary of State of the State of Delaware and pursuant to an agreement between the Partners to form a limited partnership under the Delaware Act;

WHEREAS, pursuant to the Note and Warrant Assignment Agreements, the Partnership agreed to purchase from the Sellers certain (a) senior secured convertible notes (or portions thereof) issued by MedMen Enterprises Inc., a company incorporated under the laws of the Province of British Columbia (“MedMen”), and maturing on April 23, 2022, and (b) warrants exercisable for certain Equity Securities of MedMen, in each case, on the terms and conditions contained in the applicable Note and Warrant Assignment Agreement;

WHEREAS, in connection with the transactions contemplated by the Note and Warrant Assignment Agreements, the Limited Partners have agreed to contribute (or cause to be contributed) to the Partnership (or to the Sellers, which shall be deemed to be a contribution to the Partnership) certain cash and assets in exchange for the Interests set forth opposite their names on Schedule A, as such Schedule may be amended from time to time;

WHEREAS, effective immediately prior to the Closing (as defined in the Securities Purchase Agreement), the parties hereto wish to, among other things, govern the relationship among the Partners and the Partnership in accordance with the Delaware Act; and

WHEREAS, the Partners desire to enter into this agreement of limited partnership to reflect the terms of their entire agreement with respect to the subject matter hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 1.01:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly (including through one or more intermediaries), controls, is controlled by or is under common control with such person. The term “control” means (a) the legal or beneficial ownership of securities representing a majority of the voting power of any Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Aggregate Contributions” means the sum of the Capital Contributions.

“Agreement” means this Limited Partnership Agreement, as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“AML Laws” has the meaning set forth in Section 10.05(a).

“Available Assets” means, for any period, the excess of (a) Distributable Cash and other property to be distributed pursuant to Section 8.01 over (b) the sum of (i) Organizational Expenses, and (ii) amounts paid or payable in respect of any loan or other Indebtedness of the Partnership.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following: (a) the filing of an application by such Person for, or consent to, the appointment of a trustee of such Person’s assets; (b) the filing by such Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay its debts as they come due; (c) the making by such Person of a general assignment for the benefit of such Person’s creditors; (d) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering a bankruptcy petition filed against, such Person in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or appointing a trustee of such Person’s assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Book Depreciation” means, with respect to any Partnership asset for each Fiscal Year, the Partnership’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the General Partner in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Partnership asset, the adjusted basis of such asset for U.S. federal income tax purposes, except as follows:

(a)the initial Book Value of any Partnership asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such Partnership asset as of the date of such contribution;

(b)immediately prior to the distribution by the Partnership of any Partnership asset to a Partner, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)the Book Value of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the General Partner, as of the following times:

(i)the acquisition of an additional Interest in the Partnership by a new or existing Partner in consideration of a Capital Contribution of more than a de minimis amount;

(ii)the distribution by the Partnership to a Partner of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Partner’s Interest;

(iii)the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

(iv)provided, that adjustments pursuant to subclauses (c)(i), (ii) and (iii) above need not be made if the General Partner reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Partners and that the absence of such adjustment does not adversely and disproportionately affect any Partner;

(d) the Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Partnership asset pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Partnership asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Income and Net Losses.

“Business” has the meaning set forth in Section 3.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York and in Toronto, Canada are authorized or required to close.

“Canadian Net Income” or “Canadian Net Loss” means the income or loss of the Partnership for each Fiscal Year or other period specified in this Agreement, computed in accordance with the provisions of the ITA.

“Capital Account” has the meaning set forth in Section 6.04.

“Capital Contribution” means, with respect to each Partner, the amount set forth opposite such Partner’s name on Schedule A as contributed (or deemed to be contributed) by such Partner to the Partnership pursuant to and in accordance with Section 6.03, as such amount may be adjusted from time to time pursuant to the terms of this Agreement and which amount shall be reduced on a dollar-for-dollar basis to reflect the Redemption Price of any and all distributions made or taken by such Partner from time to time.

“Certificate of Cancellation” has the meaning set forth in Section 11.02(d).

“Certificate of Limited Partnership” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in the Recitals.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Controlled Substances Act” means 21 U.S.C. § 801 et seq.

“Conversion” has the meaning set forth in Section 10.02.

“Conversion Shares” has the meaning set forth in Section 3.01.

“Convertible Note” means each of the fourth amended and restated senior secured convertible notes issued by MedMen on August 17, 2021, in the unpaid principal amounts set forth and more particularly described on Schedule B hereto.

“Covered Person” means the General Partner (including, without limitation, the General Partner in its capacity as a special limited partner or a former general partner), each of its Affiliates, any officers, directors, managers, employees, shareholders, partners, members, agents and consultants of any of the foregoing (including the Limited Partners), and any director, officer or manager of any entity in which the Partnership invests serving in such capacity at the request of the General Partner.

“Defaulting Partner” has the meaning set forth in Section 6.05(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17) and any successor statute, as amended from time to time.

“Disposition” means (a) the sale, exchange or other disposition of all or any portion of the MedMen Investment for cash or in exchange for Marketable Securities that are distributed to the Partners pursuant to ARTICLE VIII, or (b) the distribution in kind of all or any portion of the MedMen Investment as permitted hereby.

“Distributable Cash” means all cash received by the Partnership relating to the MedMen Investment other than Capital Contributions, including, without limitation, income, dividends, distributions, interest and proceeds from the Disposition of a the MedMen Investment and any other miscellaneous receipts or revenues of the Partnership related directly to the MedMen Investment held by the Partnership, to the extent that such cash constitutes Available Assets.

“Elective Loan” has the mean set forth in Section 8.02(a).

“Equity Securities” means, with respect to any Person, (a) any share or other similar interest, however designated, in the equity of such Person, including any units, capital stock, partnership interests and membership interests or (b) any option or warrant with respect thereto and any other right to acquire any such interest (including any subscription, call, or other right relating to the grant, issuance, exchange, purchase, voting or transfer of any of the foregoing) and any securities or other rights convertible into or exercisable or exchangeable for any such interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exercise” has the meaning set forth in Section 10.02(c).

“Fair Market Value” means the price at which property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell, and both having reasonable knowledge of the relevant facts, as mutually determined by the General Partner and a Majority in Interest of the Limited Partners in good faith and consistent with any contemporaneous arm’s length transaction using such reasonable methods of valuation as it may adopt.

“Financial Institution” means a financial institution as defined in section 142.2(1) of the ITA as now in effect or any replacement of such definition.

“Fiscal Year” means the period ending on the 31st day of May of each calendar year.  The first Fiscal Year of the Partnership shall end on May 31, 2022.

“Fundamental Change” means, (a) with respect to any Convertible Note, (i) any reduction or forgiveness of principal or interest of therein, (ii) the extension of maturity or agreement to delay payment of amounts due and owing under any Convertible Notes, (iii) any change of the interest rate under any Convertible Notes, (iv) any change to the terms under the Convertible Notes pursuant to which the Convertible Notes convert into Conversion Shares, (v) any material change to any Note and Warrant Assignment Agreement or the Securities Purchase Agreement; or (vi) any waiver, in whole or in part, of the rights of the Partnership in or to the Convertible Notes or the Conversion Shares; and (b) with respect to any Warrant, (i) any change to the exercise price, (ii) any modification of the exercise period or expiration time, (iii) any change of the number or type of shares subject to the Warrant, (iv) any change to the terms under the Warrants pursuant to which the Warrants may be exercised for Warrant Shares, (v) any material change to any Note and Warrant Assignment Agreement or the Securities Purchase Agreement; or (vi) any waiver, in whole or in part, of the rights of the Partnership in or to the Warrants or the Warrant Shares.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Partner” means Superhero Acquisition Corp., a Delaware corporation, or any other Person who becomes a successor general partner pursuant to the terms of this Agreement.

“GGP” means Gotham Green Partners, LLC, a Delaware limited liability company.

“GGP Agreement” means that certain assignment and assumption agreement dated as of August 17, 2021, entered into by and among Gotham Green Fund 1, L.P., a Delaware limited partnership, Gotham Green Fund 1 (Q), L.P., a Delaware limited partnership, Gotham Green Fund II, L.P., Gotham Green Fund II (Q), L.P., a Delaware limited partnership, Gotham Green Partners SPV IV, L.P., a Delaware limited partnership, Gotham Green Partners SPV VI, L.P., a Delaware limited partnership, and the Partnership, and acknowledged and agreed by each of GGP and the Tilray Initial Limited Partner, as amended, restated, supplemented or otherwise modified from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Indebtedness” means, with respect to any Person, (a) (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, goods or services, (ii) all other obligations, contingent or otherwise, of such Person for the repayment of borrowed money in the form of surety bonds, letters of credit and bankers’ acceptances whether or not matured, and (iii) all net payment obligations under hedges and other derivative contracts and similar financial instruments, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations of such Person and (d) all indebtedness referred to in clause (a), (b) or (c) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (and thus such indebtedness is not an obligation of such Person).

“Indemnifying Limited Partner” has the meaning set forth in Section 8.02(c).

“Interest” means the partnership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement or under the Delaware Act, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement and of the Delaware Act.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“ITA” means the Income Tax Act (Canada), as amended from time to time.

“Joinder Agreement” means the agreement executed and delivered by a Limited Partner pursuant to which it makes a Capital Contribution to the Partnership and agrees to be bound by the terms of this Agreement, a form of which is attached hereto as Exhibit A.

“JV Agreements” means each of the Note and Warrant Assignment Agreements, the Securities Purchase Agreement, and the Stockholders Agreement.

“Legal Violation” has the meaning set forth in Section 10.05(a).

“Limited Partner” means any limited partner admitted to the Partnership in accordance with the terms of this Agreement.

“Liquidator” has the meaning set forth in Section 11.02(a).

“Majority in Interest” means Limited Partners whose Interests represent greater than 50% of the Interests of all Limited Partners; provided, that the Percentage Interests of a Defaulting Partner shall not be counted for any purpose (and accordingly, shall also be excluded in calculating the Interests of all Limited Partners).  Except as otherwise specifically provided herein, the Limited Partners shall be considered to constitute a single class or group, the vote of which shall be counted together for purposes of granting any consent of a Majority in Interest pursuant to this Agreement or the Delaware Act.

“Marketable Securities” means Securities that (a) are tradable on an established national U.S. or non-U.S. stock exchange or reported through NASDAQ or a comparable established non-U.S. over-the-counter trading system and (b) are not subject to restrictions on transfer under the Securities Act or contractual restrictions on transfer.

“MedMen” has the meaning set forth in the Recitals.

“MedMen Investment” means the investment in the debt Securities and Equity Securities of MedMen made (directly or indirectly) by the Partnership as contemplated by the Convertible Notes and Warrants.

“Minimum Convertible Debt Amount” has the meaning set forth in Section 10.02(d).

“NASDAQ” means The Nasdaq Stock Market LLC.

“Net Income” or “Net Loss” means the net income or net loss of the Partnership for each Fiscal Period or other period specified in this Agreement determined in accordance with GAAP.

“Non-Public Information” has the meaning set forth in Section 14.13.

“Nonrecourse Deductions” mean nonrecourse deductions as described in Treasury Regulation Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(3).

“Note and Warrant Assignment Agreement” means each of the GGP Agreement, the Parallax Agreement, and the Pura Vida Agreement.

“Organizational Expenses” means all out-of-pocket expenses incurred in connection with the organization and formation of the General Partner, the Partnership (including the entering into of the Stockholders Agreement), including, without limitation, legal and accounting fees and expenses; printing costs; filing fees; and the transportation, meal, and lodging expenses of the personnel of the General Partner.

“Parallax Agreement” means that certain assignment and assumption agreement dated as of August 17, 2021, entered into by and between Parallax Master Fund, L.P., a Cayman Islands limited partnership, and the Partnership, and acknowledged and agreed by the Tilray Initial Limited Partner, as amended, restated, supplemented or otherwise modified from time to time.

“Partner(s)” means, as the context may require, some or all of the General Partner and the Limited Partners.

“Partner Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partnership Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” mean “partner nonrecourse deductions” as defined in Treasury Regulation Section 1.704-2(i)(2).

“Partnership” means the limited partnership referred to in this Agreement, as it may from time to time be constituted.

“Partnership Minimum Gain” means for any Fiscal Year of the Partnership the “partnership minimum gain” as determined in accordance with Treasury Regulation Section 1.704-2(b)(2)and Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.02.

“Percentage Interest” means, as to any Partner, a fraction, expressed as a percentage, equal to the amount of (a) the Capital Contribution of such Partner divided by (b) the Aggregate Contributions, as shall be adjusted from time to time in accordance with the provisions of this Agreement, including to reflect any adjustments resulting from the issuance of Top-Up Warrants in connection with the Partnership’s exercise of its Top-Up Rights pursuant to the Securities Purchase Agreement.

“Permitted Transferee” means, with respect to a Partner, an Affiliate of such Partner; provided, however, that with respect to the Serruya Limited Partner, “Permitted Transferee” means any Affiliate as of the date of this Agreement of the Serruya Initial Limited Partner.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Plan Asset Rules” mean Department of Labor regulation 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, as modified or amended from time to time.

“Pro Rata Notes” means the Tilray Notes or the Serruya Notes, as the context may require.

“Pro Rata Proceeds” means the Tilray Proceeds or the Serruya Proceeds, as the context may require.

“Pro Rata Warrants” means the Tilray Warrants or the Serruya Warrants, as the context may require.

“Pura Vida Agreement” means that certain assignment and assumption agreement dated as of August 17, 2021, entered into by and among Pura Vida Master Fund, Ltd., a Cayman Islands exempted company, Pura Vida Pro Special Opportunity Master Fund, Ltd., a Cayman Islands exempted company, and the Partnership, and acknowledged and agreed by the Tilray Initial Limited Partner, as amended, restated, supplemented or otherwise modified from time to time.

“Redeemed Interests” means the Tilray Redeemed Interests or the Serruya Redeemed Interests, as the context may require.

“Redeemed Notes” means the Tilray Redeemed Notes or the Serruya Redeemed Notes, as the context may require.

“Redeemed Top-Up Warrants” means the Tilray Redeemed Top-Up Warrants or the Serruya Redeemed Top-Up Warrants, as the context may require.

“Redeemed Warrants” means the Tilray Redeemed Warrants or the Serruya Redeemed Warrants, as the context may require.

“Redemption Price” means, (a) with respect to the Redeemed Interests, the Fair Market Value of such Redeemed Interests as of the date of exercise of the Redemption Right; (b) with respect to the Redeemed Notes, an amount equal to the aggregate face value of such notes, together with accrued and unpaid interest and fees; and (c) with respect to the Redeemed Warrants and Redeemed Top-Up Warrants, (i) to the extent “in-the-money,” an amount equal to (x) the closing price per share of the Class B subordinate voting shares of MedMen as quoted on the Canadian Securities Exchange on the date on which the Redemption Right is exercised, multiplied by (y) the number of Redeemed Warrants or Redeemed Top-Up Warrants, as the case may be; and (ii) to the extent “out-of-the-money,” the fair value of the Redeemed Warrants or the Redeemed Top-Up Warrants (as the case may be), as determined using the customary Black-Scholes valuation model; provided, that if the General Partner and a Majority in Interest of the Limited Partners are unable to agree on the valuation of the Redeemed Warrants within a reasonable period of time, such value shall be determined by an independent nationally recognized investment banking, accounting or valuation firm (the “Valuation Firm”) jointly selected by the General Partner and a Majority in Interest of the Limited Partners.

“Redemption Right” means the Tilray Redemption Right or the Serruya Redemption Right, as the context may require.

“Regulations” mean the final or temporary regulations of the United States Department of Treasury promulgated under the Code, and any successor regulations.

“Representatives” means, as to any Person, such Person’s Affiliates, and its and their respective directors, officers, employees, managing members, general partners, agents, and consultants (including attorneys, financial advisors, and accountants).

“Revised Partnership Audit Rules” has the meaning set forth in Section 9.02(a).

“Securities” means shares of capital stock, partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt instruments of any kind of any Person.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Securities Purchase Agreement” means that certain fourth amended and restated securities purchase agreement dated on or about the date of this Agreement, entered into by and among MedMen and each of the other parties thereto.

“Seller” has the meaning set forth in the applicable Note and Warrant Assignment Agreement.

“Serruya Initial Limited Partner” means each of Fruzer Holdings Limited Liability Company, Indulge Holdings Limited Liability Company, S5 Holding Limited Liability Company, and JS18 Holding Limited Liability Company.

“Serruya Limited Partners” means, collectively, each of the Serruya Initial Limited Partners and any Substituted Limited Partner of such Serruya Initial Limited Partner in accordance with the provisions of this Agreement.

“Serruya Notes” has the meaning set forth in Section 10.02(d).

“Serruya Proceeds” has the meaning set forth in Section 10.02(d).

“Serruya Redeemed Interests” has the meaning set forth in Section 10.06(b).

“Serruya Redeemed Notes” has the meaning set forth in Section 10.06(b).

“Serruya Redeemed Top-Up Warrants” means, in connection with any exercise of a Serruya Redemption Right, the amount of Serruya Top-Up Warrants issuable in exchange for the redemption of the Serruya Redeemed Interests.

“Serruya Redeemed Warrants” has the meaning set forth in Section 10.06(b).

“Serruya Redemption Right” has the meaning set forth in Section 10.06(b).

“Serruya Top-Up Warrants” has the meaning set forth in Section 10.02(d).

“Serruya Warrants” has the meaning set forth in Section 10.02(d).

“Service” means the U.S. Internal Revenue Service, a branch of the U.S. Treasury Department.

“SLFI Rules” has the meaning set forth in Section 9.05(b).

“Shortfall Loan” has the meaning set forth in Section 6.05(c).

“Similar Law” means any federal, state, local or foreign law or regulation that would cause the underlying assets of the Partnership to be treated similar to “plan assets” under the Plan Asset Rules and impose on the General Partner (or other Persons responsible for the operation and management of the Partnership and investment of the Partnership’s assets) responsibilities similar to those of a “fiduciary” within the meaning of ERISA, and/or subject the Partnership to restrictions on investment activities and other dealings similar to the prohibited transaction rules under Title I of ERISA or Section 4975 of the Code.

“Stockholders Agreement” means the shareholders’ agreement dated as of or about the date hereof among Superhero Acquisition Corp., the Tilray Initial Limited Partner, and MOS Holdings Inc., an Ontario corporation, as amended from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other

Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substitute Limited Partner” has the meaning set forth in Section 10.03.

“Taxing Authority” means any federal, state, provincial, local or foreign taxing authority.

“Tilray Funding Exemption” has the meaning set forth in Section 6.05(a).

“Tilray Initial Limited Partner” means Tilray, Inc., a Delaware corporation.

“Tilray Limited Partner” means, collectively, the Tilray Initial Limited Partner and any Substituted Limited Partner of the Tilray Initial Limited Partner in accordance with the provisions of this Agreement.

“Tilray Notes” has the meaning set forth in Section 10.02(c).

“Tilray Proceeds” has the meaning set forth in Section 10.02(c).

“Tilray Redeemed Interests” has the meaning set forth in Section 10.06(a).

“Tilray Redeemed Notes” has the meaning set forth in Section 10.06(a).

“Tilray Redeemed Top-Up Warrants” means, in connection with the exercise of the Tilray Redemption Right, the amount of Tilray Top-Up Warrants issuable in exchange for the redemption of the Tilray Redeemed Interests.

“Tilray Redeemed Warrants” has the meaning set forth in Section 10.06(a).

“Tilray Redemption Right” has the meaning set forth in Section 10.06(a).

“Tilray Top-Up Warrants” has the meaning set forth in Section 10.02(c).

“Tilray Warrants” has the meaning set forth in Section 10.02(c).

“Top-Up Rights” has the meaning set forth in the Securities Purchase Agreement.

“Top-Up Warrants” has the meaning set forth in the Securities Purchase Agreement.

“Transfer” means to directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, all or a portion of an Interest or beneficial ownership thereof, and, with respect to Interest. “Transfer” when used as a noun shall have a correlative meaning.

“Triggering Event” means the date federal laws in the United States are amended to permit the general cultivation, distribution and possession of marijuana (as defined in 21 U.S.C. § 802) or to remove the regulation of such activities from the federal laws of the United States.

“U.S.” means the United States of America.

“U.S. Net Income or U.S. Net Loss” means, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Partnership’s taxable income or taxable loss, or particular items thereof, determined in accordance with Section 703(a) of the Code (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss), but with the following adjustments:

(a)any income realized by the Partnership that is exempt from federal income taxation, as described in Section 705(a)(1)(B) of the Code, shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, including any items treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(i) as items described in Section 705(a)(2)(B) of the Code, shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)any gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)any items of depreciation, amortization and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(e)if the Book Value of any Partnership property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

to the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Valuation Firm” has the meaning set forth in the definition of “Redemption Price.”

“Warrant Shares” has the meaning set forth in Section 3.01.

“Warrant” means each of the second amended and restated warrant certificates of MedMen set forth and more particularly described on Schedule C hereto.

“Withdrawal Date” has the meaning set forth in Section 10.05(a).

Section 1.02Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Except as otherwise expressly provided herein, the terms “dollars” and “$” mean United States dollars. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II
GENERAL PROVISIONS

Section 2.01Formation and Continuation. The Partnership was formed as a limited partnership under the laws of the State of Delaware on August 13, 2021, by the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware by the General Partner, as required by the Delaware Act. The parties agree to continue the Partnership as a limited partnership pursuant to the Delaware Act. The General Partner is authorized to take all action necessary or appropriate to comply with all applicable requirements for the operation of the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may elect to conduct business.

Section 2.02Name. The name of the Partnership is “Superhero Acquisition L.P.” The General Partner is authorized to make any variations in the Partnership’s name that the General Partner may deem necessary or advisable to comply with the laws of any jurisdiction in which the Partnership may elect to conduct business; provided, that such name as varied shall be a name permitted for a limited partnership under the Delaware Act and the General Partner shall promptly give notice of any such variation to the Limited Partners.

Section 2.03Principal Office. The principal place of business and office of the Partnership is located at such place or places as the General Partner may from time to time designate. The General Partner may establish such additional places of business of the Partnership in such other jurisdictions as it may from time to time determine. The General Partner shall provide notice to the Limited Partners of any change in the Partnership’s principal place of business.

Section 2.04 Registered Office; Registered Agent.

(a)The registered office of the Partnership shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by the Delaware Act.

(b)The registered agent for service of process on the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by the Delaware Act.

Section 2.05Term. The term of the Partnership commenced on the date the Partnership’s certificate of limited partnership was filed with the Secretary of State of the state of Delaware and shall continue in full force and effect through the date of dissolution and termination of the Partnership as provided in ARTICLE XI.  At such time as the Partnership is terminated, the General Partner, or if a different Person, the Liquidator, shall file a Certificate of Cancellation as required by the Delaware Act.

Section 2.06Conflict between Agreement and Statute. This Agreement shall constitute the “limited partnership agreement” (as that term is used in the Delaware Act) of the Partnership. The rights, powers, duties, obligations, and liabilities of the Partners shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

ARTICLE III
PURPOSE AND BUSINESS

Section 3.01Purpose. The Partnership is formed for the object and purpose of, and the nature of the business (the “Business”) to be conducted and promoted by the Partnership is, (i) owning the Convertible Notes and the Warrants, and any Equity Securities

issuable upon the Conversion of the Convertible Notes (“Conversion Shares”) and the Exercise of the Warrants (the “Warrant Shares”); and (ii) engaging in any lawful act or activity that the General Partner determines is necessary, desirable or incidental to the foregoing.  The Partnership shall have all powers reasonably necessary, suitable or convenient for the furtherance of the purposes set forth in this Section 3.01, in accordance with, and subject to the terms and conditions of, this Agreement and the Delaware Act.

Section 3.02Authorized Activities. In carrying out the purposes of this Agreement, the Partnership and the General Partner, acting on behalf of the Partnership, shall have all powers necessary, suitable or convenient thereto, including, without limitation, the power and authority to do or cause to be done, or not to do, any and all acts deemed by the General Partner in good faith to be necessary or appropriate in furtherance of the purposes of the Partnership.

ARTICLE IV
THE GENERAL PARTNER

Section 4.01Management and Authority.  Subject to the provisions of this Agreement, the General Partner shall have all right, power, authority, obligation, and responsibility vested in or assumed by a general partner of a limited partnership under the Delaware Act and as otherwise provided by law, including those necessary to make all decisions regarding the Business and to take the actions contemplated in Section 3.02, and, subject to Section 5.01, is hereby vested with absolute, exclusive and complete right, power, and authority to operate, manage, and control the affairs of the Partnership and carry out the Business. The General Partner may delegate the management, operation, and control of the Partnership to other Persons (including but not limited to agents, officers, and employees of the General Partner or the Partnership) to the fullest extent permitted by law, provided that any such delegation shall not relieve the General Partner of its obligations to the Limited Partners under this Agreement.

Section 4.02Transactions with Affiliates. Except with the prior written consent of all of the Limited Partners or as otherwise contemplated herein, the General Partner shall not cause the Partnership or its Subsidiaries to enter into any transaction with the General Partner or its Affiliates or any transaction pursuant to which the General Partner or its Affiliates will receive compensation.

Section 4.03Liability for Acts and Omissions.

(a)To the fullest extent permitted by applicable law, no Covered Person shall be liable, in damages or otherwise, to the Partnership, the Limited Partners, or any of their Affiliates for any act or omission in connection with or in any way relating to the Partnership’s business or affairs (including the business or affairs of any Subsidiaries) and matters related to the MedMen Investment (including, without limitation, any act or omission performed or omitted by such Covered Person in accordance with the provisions of this Agreement or in good faith reliance upon the opinion or advice of experts selected with reasonable care by the General Partner), except in the case of any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final decision, judgment or order that such act or omission resulted from (i) in the case of a Covered Person that is a Limited Partner, such Covered Person’s bad faith or (ii) in the case of any other Covered Person, such Covered Person’s bad faith, gross negligence, willful misconduct, fraud or a material breach of this Agreement or the Stockholders Agreement. The provisions of this Agreement, to the extent that such provisions expressly restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person otherwise existing at law or in equity are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

(b)To the fullest extent permitted by applicable law, the Partnership shall and does hereby agree to indemnify and hold harmless each Covered Person from and against any damages, costs, losses, claims, liabilities, actions, and expenses (including reasonable legal and other professional fees and disbursements and all expenses reasonably incurred investigating, preparing, or defending against any claim whatsoever, judgment, fines, and settlements (collectively “Indemnification Obligations”) incurred by such Covered Person arising out of or relating to this Agreement, the Stockholders Agreement, or any entity in which the Partnership invests (including, without limitation, any act or omission as a director, officer, manager or member of an Affiliate of the Partnership), except in the case of any act or omission with respect to which a court of competent jurisdiction (or other similar tribunal) has issued a final decision, judgment or order that such act or omission resulted from (i) in the case of a Covered Person that is a Limited Partner, such Covered Person’s bad faith or (ii) in the case of any other Covered Person, such Covered Person’s bad faith, gross negligence, willful misconduct, fraud or a material breach of this Agreement or the Stockholders Agreement. The indemnity set forth herein shall not apply to an internal dispute among the Covered Persons to which the Partnership is not a party. The provisions set forth in this Section 4.03(b) shall survive the termination of this Agreement.

(c)No Covered Person shall be liable to the Partnership or any Limited Partner for, and the Partnership shall also indemnify and hold harmless each Covered Person from and against any and all Indemnification Obligations suffered or sustained by such Covered Person by reason of, any acts or omissions of any broker or other agent of the Partnership unless such broker or agent was selected, engaged, or retained by such Covered Person and the standard of care exercised by such Covered Person in such selection, engagement or retention constituted bad faith, gross negligence, willful misconduct, fraud, or a material breach of this Agreement or the Stockholders Agreement.

(d)The satisfaction of any indemnification pursuant to this Section 4.03 shall be from and limited to Partnership assets. The liability of each Limited Partner to make Capital Contributions to fund its share of any indemnification obligations under this Section 4.03 shall be limited to such Limited Partner’s Capital Contributions, which, for the purposes of this Section 4.03(d), shall not be reduced as set forth in the definition thereof.

(e)Expenses reasonably incurred by a Covered Person in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of a written undertaking by or on behalf of such Covered Person to repay such amount to the extent that it is ultimately determined that such Covered Person is not entitled to be indemnified hereunder. The termination of a proceeding or claim against a Covered Person by settlement or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that any Covered Person’s conduct constituted bad faith, gross negligence, willful misconduct, fraud, or a material breach of this Agreement or the Stockholders Agreement. Without prejudicing the General Partner’s or its Affiliates’ right to indemnification under this Section 4.03, the Partnership shall not advance funds to the General Partner or its Affiliates for legal expenses or other costs incurred as a result of any derivative legal action or proceeding commenced against the General Partner or its Affiliates by Limited Partners representing a majority of the Percentage Interests of the Limited Partners. Any expenses incurred under this Section 4.03(e) shall be disclosed to the Limited Partners on a quarterly basis.

(f)The right of any Covered Person to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s heirs, successors, and assigns.

(g)Any Person entitled to indemnification from the Partnership hereunder shall initially seek recovery under any other indemnity or any insurance policies maintained by the Partnership or any Subsidiary thereof by which such Person is indemnified or covered, as the case may be, but only to the extent that the applicable indemnitor or insurer provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis. A Covered Person other than the General Partner shall obtain the written consent of the General Partner (which shall not be unreasonably withheld) prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person. If liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner.

Section 4.04Other Activities.

(a)The General Partner and its Affiliates and the Limited Partners and their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Partnership. None of the Partnership, the Limited Partners, nor the General Partner shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

(b)The Serruya Limited Partners agree that, for so long as any Serruya Limited Partner holds any Interests in the Partnership that are Limited Partner Interests, unless specifically approved in advance in writing by the Initial Tilray Limited Partner, the Serruya Limited Partners will not in any manner, directly or indirectly:

(i)make any statement or proposal to the board of directors of the Initial Tilray Limited Partner, any of the Representatives of the Initial Tilray Limited Partner, or any of the Initial Tilray Limited Partner’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (A) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Initial Tilray Limited Partner or any of its subsidiaries, (B) any restructuring, recapitalization, liquidation, or similar transaction involving the Initial Tilray Limited Partner or any of its subsidiaries, (C) any acquisition of any of the Initial Tilray Limited Partner’s loans, debt securities, Equity Securities or assets, or rights or options to acquire interests in any of the Initial Tilray Limited Partner’s loans, debt securities, Equity Securities, or assets, (D) any proposal to seek representation on the board of directors of the Initial Tilray Limited Partner or otherwise seek to control or influence the management, board of directors, or policies of the Initial Tilray Limited Partner, (E) any request or proposal to waive, terminate, or amend the provisions of this Agreement, or (F) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 4.04(b)(i);

(ii)instigate, encourage, or assist any third party (including forming a “group” with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in clause (i) above;

(iii)take any action that would reasonably be expected to require the Initial Tilray Limited Partner or any of its Affiliates to make a public announcement regarding any of the actions set forth in clause (i) above; or

(iv)acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, Equity Securities, or assets of the Initial Tilray Limited Partner or any of its subsidiaries, or rights or options to acquire interests in any of the Initial Tilray Limited Partner’s loans, debt securities, Equity Securities, or assets, except that the Serruya Limited Partners may beneficially own up to 2% of each class of the Initial Tilray Limited Partner’s outstanding loans, debt securities, and Equity Securities and may own an amount in excess of such percentage solely to the extent resulting exclusively from actions taken by the Initial Tilray Limited Partner.

Section 4.05Claims Under JV Agreements.  Notwithstanding anything herein to the contrary, for so long as the General Partner is controlled by any Serruya Limited Partners or their Affiliates (as determined in accordance with the Stockholders Agreement), in the event of a breach or alleged breach by the General Partner or its Affiliate of an obligation owed the Partnership under any JV Agreement, the Tilray Limited Partner shall be entitled to assert a claim for and enforce, at the Partnership’s reasonable expense, such obligation on behalf of the Partnership and may pursue on behalf of the Partnership all remedies available to it in respect of such breach. The Partnership shall cooperate and comply with any reasonable instructions received from the Tilray Limited Partner enforcing the rights of the Partnership in connection with any of the foregoing actions.

Section 4.06Transfer or Withdrawal by the General Partner. The General Partner shall not have the right to Transfer its Interest as the general partner of the Partnership and shall not have the right to withdraw from the Partnership, except with the consent of a Majority in Interest of the Limited Partners, provided that such withdrawal shall not become effective until a successor to the General Partner is determined pursuant to Section 4.09.

Section 4.07Bankruptcy or Dissolution of the General Partner.  Upon the Bankruptcy or dissolution of the General Partner, (i) the General Partner or its legal representative shall give notice to the Limited Partners of such event and shall automatically, with or without delivery of such notice, become a special Limited Partner with no power, authority, or responsibility to bind the Partnership or to make decisions concerning, or manage or control, the affairs of the Partnership, and the Partnership’s certificate of limited partnership shall be amended to reflect such fact, and (ii) such Person as may be selected and approved by consent of a Majority in Interest of the Limited Partners within 90 days of the date of the Bankruptcy or dissolution of the General Partner shall be admitted to the Partnership as a successor to the General Partner (effective as of the date of the Bankruptcy or dissolution of the General Partner) and such successor shall continue the Business without dissolution. If a successor to the General Partner is not approved to be admitted to the Partnership (effective as of the date of the Bankruptcy or dissolution of the General Partner) by consent of a Majority in Interest of the Limited Partners within such 90-day period, the Partnership shall dissolve in accordance with ARTICLE VIII. The General Partner shall not take any action seeking its voluntary dissolution.

Section 4.08Removal of the General Partner.  The Limited Partners may, at any time, by consent of a Majority in Interest of the Limited Partners, send notice to the General Partner that the General Partner will be removed as the general partner of the Partnership pursuant to this Section 4.08; provided, that such removal shall not become effective until a successor to the General Partner is admitted pursuant to Section 4.09.

Section 4.09Successor to the General Partner.

(a)Following the proposed withdrawal or removal of the General Partner, a Majority in Interest of the Limited Partners may propose for admission a successor General Partner. If a successor General Partner proposed pursuant to this Section 4.09 satisfies the terms and conditions set forth in Section 4.09(b), then such proposed successor General Partner shall become the successor General Partner as of the date of withdrawal or removal of the General Partner and shall thereupon continue the Partnership’s business.

(b)A Person shall be admitted as a successor General Partner only if the following terms and conditions are satisfied:

(i)except as permitted by Section 4.06, the admission of such Person shall have been approved by consent of a Majority in Interest of the Limited Partners;

(ii)the Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart to a Joinder Agreement and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a general partner of the Partnership; and

(iii)the Certificate of Limited Partnership shall be amended to reflect the admission of such Person as a general partner (or managing member, as applicable).

ARTICLE V
LIMITED PARTNERS

Section 5.01No Participation in Management of the Partnership. No Limited Partner shall participate in the management or control of the Business and affairs of the Partnership or have any authority or right to act on behalf of the Partnership in connection with any matter or the transaction of any business. No Limited Partner shall have any rights and powers with respect to the Partnership, except as provided in the Delaware Act or by this Agreement. The exercise of any of the rights and powers of the Limited Partners pursuant to the Delaware Act or the terms of this Agreement shall not be deemed taking part in the day-to-day affairs of the Partnership or the exercise of control over the Business and affairs of the Partnership.  Notwithstanding anything to the contrary set forth in this Agreement, the Partnership shall not cause, consent to or permit the Partnership or any of its Subsidiaries to take, and the General Partner shall not cause, consent to or permit the Partnership or any of its Subsidiaries to take, any of the actions set forth below without the prior written approval of the Tilray Limited Partner:

(a)amend, modify or waive the Certificate of Limited Partnership or this Agreement (other than any amendment to Schedule A hereto that are necessary to reflect any new issuance, redemption, repurchase or Transfer of Interests in accordance with this Agreement);

(b)make any material change to the nature of the Business conducted by the Partnership or enter into any business other than the Business;

(c)make any Transfer of the Convertible Notes or Warrants (except as expressly permitted by Section 10.02 or Section 10.06);

(d)issue or redeem any Interests (except as permitted by Section 10.06), or admit additional Partners to the Partnership;

(e)withdraw or resign as the General Partner;

(f)make a Fundamental Change to the Convertible Notes or Warrants;

(g)effectuate a Conversion of the Convertible Notes or Exercise of any Warrants;

(h)take any action as collateral agent under or pursuant to the Securities Purchase Agreement;

(i)exercise preemptive rights or Top-Up Rights under the Securities Purchase Agreement;

(j)authorize or make any distribution (except as permitted by Section 10.06);

(k)establish any reserve;

(l)issue or incur any Indebtedness or pledge or grant liens or encumbrances on any assets;

(m)make any loan, advance, capital contribution or other investment in or to any Person;

(n)enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Partnership of any assets and/or equity interests of any Person;

(o)approve any merger, consolidation or combination of the Partnership with or into any other Person;

(p)establish a Subsidiary or enter into any joint venture or similar business arrangement;

(q)settle any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the enforcement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of formal dispute resolutions, and the incurring of legal expenses or agree to the provision of any equitable relief by the Partnership;

(r)initiate or consummate an initial public offering or make a public offering and sale of any membership interests or any other securities of the Partnership or any successor entity;

(s)appoint or remove the Partnership’s auditors or legal counsel or make any changes in the accounting methods or policies of the Partnership (other than as required by GAAP);

(t)except as expressly provided in this Agreement, enter into, amend, waive, supplement or terminate (other than pursuant to its terms) any related-party agreement, including any JV Agreement;

(u)initiate a bankruptcy proceeding (or consent to any involuntary bankruptcy proceeding) involving the Partnership; or

(v)hire or terminate any officer, change any compensation policies applicable to any such officer, or enter into any material agreement with respect to employment, severance, consultancy or any similar agreement with any such officer.

Section 5.02Limitation on Liability. No Limited Partner shall have any obligation to contribute any amounts to the Partnership except as otherwise provided in this Agreement and the Delaware Act, and the liability of each Limited Partner shall be limited to such amounts. No Limited Partner shall be obligated to repay to the Partnership, any Partner or any creditor of the Partnership all or any portion of the amounts distributed to such Limited Partner except as otherwise expressly provided herein.

ARTICLE VI
INTERESTS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 6.01General Partner.

(a)The name and address of the initial General Partner is Superhero Acquisition Corp., a Delaware corporation, having an address at 210 Shields Court, Markham, Ontario L3R 8V2 Canada.

(b)The General Partner shall make a Capital Contribution of 0.1% of the Aggregate Contributions of the Limited Partners.

(c)The General Partner may also be a Limited Partner to the extent that it subscribes for or becomes a transferee of all or any part of the Interest of a Limited Partner, and to such extent shall be treated as a Limited Partner in all respects, except as otherwise provided in this Agreement.

Section 6.02Limited Partners. Except as provided in ARTICLE X, a Person shall be admitted as a Limited Partner only after such Person’s Joinder Agreement is accepted by the General Partner and when the General Partner holds a closing to admit such Person as a Limited Partner to the Partnership.

Section 6.03Capital Contributions.  As of the date of this Agreement, the Partners have made, or, in the case of the Tilray Limited Partner, shall be deemed to have made, the initial Capital Contribution set forth on Schedule A hereto.  Notwithstanding anything to the contrary contained herein, the initial Capital Contribution of the Tilray Limited Partner shall be deemed to have been made through the aggregate issuances to the Sellers (and/or their designees) of Consideration Shares (as defined under the applicable Note and Warrant Assignment Agreement) or, at such Seller’s election, the cash payment equivalent in lieu thereof (in each case, in accordance with the applicable Note and Warrant Assignment Agreement), it being understood and agreed that such issuances (or such cash payments, as the case may be) were made on behalf of and at the direction of the Partnership, and that such issuances (or payments), and, accordingly, such initial Capital Contribution, shall be deemed to have occurred as of the date of this Agreement.  Except as provided in this ARTICLE VI, no Partner shall be required or permitted to make further Capital Contributions to the Partnership.  The General Partner shall have the right to call Capital Contributions in such amounts as the General Partner reasonably deems necessary or advisable in furtherance of the Business and any purpose set forth in Section 3.01, including in connection with the payment of Organizational Expenses; provided, however, that subject to Section 6.05, the Partners shall only be required to make such additional Capital Contributions in cash and in proportion to their respective Percentage Interests.

Section 6.04Capital Accounts.  The General Partner shall maintain a separate capital account a (“Capital Account”) for each Partner and shall upon receipt of a Capital Contribution from such Partner, credit the Capital Account of such Partner.  The General Partner shall also credit to the Capital Account of each Partner the amount of all income and gains of the Partnership allocated to such Partner and shall debit the Capital Account of such Partner with the amount of all losses of the Partnership allocated to such Partner, the amount of any funds or property distributed from time to time by the Partnership to such Partner and/or the amount (without duplication) of any Pro Rata Notes, Pro Rata Warrants, and/or Pro Rata Top-Up Warrants, the right, title and interest in and to which have been transferred, repurchased or redeemed by such Partner in accordance with the terms of this Agreement.

Section 6.05Default of Partners.

(a)If any Partner fails to fund any Capital Contribution required hereunder, within the period set forth in the applicable capital call notice (which shall be no fewer than ten Business Days following receipt of such notice from the General Partner), such Partner shall be considered a “Defaulting Partner.” A Partner that has become a Defaulting Partner shall not be entitled to any additional period in which to cure the default and pay its required Capital Contribution.  For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Tilray Limited Partner shall not be required to fund, and shall not be deemed in default for failure to fund, and shall be excluded from making any Capital Contribution that would have a reasonable likelihood of causing the Tilray Limited Partner to be in violation of any applicable laws (including the Controlled Substances Act) or any rules of any stock exchange upon which the securities of the Tilray Limited Partner are then-listed (such circumstance, a “Tilray Funding Exemption”).

(b)If, and to the extent, a Defaulting Partner fails to fund any Capital Contribution required hereunder, each of the nondefaulting Partners shall have the right, but not the obligation, to require the General Partner to revoke or revise the notice relating to such capital call, whereupon any Capital Contributions paid by the nondefaulting Partner pursuant to such notice shall be returned to it within ten (10) Business Days following such Partner’s election to revoke or revise such notice and shall be treated for all purposes of this Agreement as never having been made (and no default shall be deemed to have occurred).

(c)In the event of a Tilray Funding Exemption, the Serruya Limited Partners shall advance to the Partnership on behalf of, and as a loan to, the Tilray Limited Partner, an amount equal to the amount of the Capital Contribution that would have otherwise been required to be made by the Tilray Limited Partner, absent the existence of a Tilray Funding Exemption (each such loan, a “Shortfall Loan”).  The Capital Account of the Tilray Limited Partner shall be credited with the amount of the Shortfall Loan made by the Serruya Limited Partners, and the aggregate amount of the Shortfall Loan made by the Serruya Limited Partners shall be treated as a loan to the Tilray Limited Partner and shall constitute a debt owed by the Tilray Limited Partner to the Serruya Limited Partners. Any Shortfall Loan shall bear interest at a per annum rate equal to the prime rate published in the Wall Street Journal on the date of payment and shall only become due and payable upon the earlier (i) a Triggering Event or (ii) the Tilray Limited Partner’s waiver of the requirement therefor; provided, however, that any Shortfall Loan shall be prepayable, in whole or in part, at any time or from time to time, without penalty, at the option of the Tilray Limited Partner in its sole discretion.

(d)In addition to the other remedies set forth in this Section 6.05, a Defaulting Partner shall not be entitled to receive any further distributions by the Partnership until the final liquidation and termination of the Partnership. No Defaulting Partner’s Interest shall be counted in connection with the giving or withholding of any consent. Each Defaulting Partner shall remain fully liable to the creditors of the Partnership, to the extent provided by law, as if such default had not occurred.

(e)Prior to the dissolution and liquidation of the Partnership, amounts distributable to a Defaulting Partner may be used to pay such Defaulting Partner’s portion of the Partnership’s Indebtedness.

(f)Nothing contained in this Section 6.05 shall reduce or increase the Capital Contributions of any nondefaulting Partner or increase the obligations of any nondefaulting Partner, except as expressly provided in this Section 6.05. The nondefaulting Partner may elect to fund any shortfall in Capital Contributions caused by the exclusion or default of a Limited Partner from or in the payment thereof; provided, that any additional Capital Contributions by such other nondefaulting Partner shall be in proportion to the original payments therefor, subject to the limitations set forth herein, including in Section 6.03. The General Partner shall adjust or cause to be adjusted the Percentage Interest of each Partner to reflect any exercise of remedies with respect to any Defaulting Partner.

Section 6.06Interest. Interest, if any, earned on Partnership funds shall inure to the benefit of the Partnership. The Partners shall not receive interest on their Capital

Contributions. The General Partner shall have no obligation to keep Partnership funds in an interest-bearing account.

Section 6.07Withdrawal of Capital Contributions. Except as otherwise provided in this Agreement or by law, (a) no Partner shall have the right to withdraw or reduce its Capital Contributions or to demand and receive property other than property distributed by the Partnership in accordance with the terms hereof in return for its Capital Contributions, and (b) any return of Capital Contributions to the Limited Partners shall be solely from Partnership assets.

Section 6.08Succession Upon Transfer. In the event that an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor (or the applicable portion thereof) to the extent that it relates to the transferred Interest and shall receive allocations and distributions pursuant to the terms of this Agreement in respect of such Interest.

Section 6.09Restoration of Negative Capital Accounts. Subject to Section 5.02, neither the General Partner nor any other Partner shall be obligated to restore any deficit balance in a Partner’s Capital Account. A deficit in a Partner’s Capital Account shall not constitute a Partnership asset.  No Limited Partner shall be responsible for any losses of any other Partner, nor share in the income or, if applicable, allocation of tax-deductible expenses attributable to any other Partner.

ARTICLE VII
ALLOCATIONS

Section 7.01 Allocations of Net Income and Net Loss and Special Allocations. The Net Income and Net Loss of the Partnership for a Fiscal Year (or a portion thereof) shall be allocated to the Partners in respect of such Fiscal Year (or a portion thereof) in accordance with the distribution provisions set out in Section 8.01.

Section 7.02Regulatory Allocations. Notwithstanding the provisions of Section 7.01 for the computation of U.S. Net Income and Net Loss:

(a)Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain (determined according to Treasury Regulation Section 1.704-2(d)(1)) during any Fiscal Year, each Partner shall be specially allocated U.S. Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulation Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 7.02(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)Partner Minimum Gain Chargeback. If there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any

Fiscal Year, each Partner with a share of such Partner Nonrecourse Debt Minimum Gain (determined according to Treasury Regulation Section 1.704-2(i)(5)) shall be specially allocated U.S. Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j). This Section 7.02(b) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partners in accordance with their respective Percentage Interests.

(d)Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year shall be allocated to the Partner or Partners that bear the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in the manner required by Treasury Regulation Section 1.704-2(i).

(e)Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), U.S. Net Income shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustments, allocations, or distributions as quickly as possible. This Section 7.02(e) is intended to comply with the qualified income offset requirement in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Section 7.03Tax Allocations.

(a)Subject to Section 7.03(b), Section 7.03(e), and Section 7.03(f), all Canadian Net Income and Canadian Net Loss as the case may be, shall be allocated, for federal, state, provincial and local income tax purposes, among the Partners in accordance with their Percentage Interests.  Subject to Section 7.03(b), Section 7.03(e), and Section 7.03(f), all U.S. Net Income and U.S. Net Loss shall be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 7.01 and Section 7.02, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses and deductions shall be allocated among the Partners for U.S. tax purposes, to the extent permitted by the Code and other applicable law, so as to reflect as nearly as possible the allocation set forth in Section 7.01 and Section 7.02.

(b)Items of Partnership taxable income, gain, loss, and deduction recognized in the computation of U.S. Net Income and U.S. Net Loss with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Section 704(c) of the Code and any reasonable method selected by the General Partner, so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value.  Any taxable income, gain or loss realized by the Partnership in the computation of Canadian Net Income and Canadian Net Loss in respect of any property contributed to the capital of the Partnership by a Partner attributable to the difference between the cost at which the Partnership acquired the Property and its Fair Market Value at that time shall be allocated to the Partner that contributed the Property.

(c)Any taxable income, gain, or loss realized by the Partnership in respect of the Conversion Shares or the exercise of the Tilray Redemption Right or a transaction directed by the Tilray Limited Partner pursuant to Section 10.02(c) or Section 10.06 in the computation of Canadian Net Income and Canadian Net Loss and U.S. Net Income and U.S. Net Loss shall be allocated to the Tilray Limited Partner.

(d)Except as described in Section 7.03(c) above, any taxable income, gain or loss realized by the Partnership on a withdrawal of property from the Partnership, distribution of property to a Partner, return of capital to a Partner or redemption of a Partner’s Interest in the computation of Canadian Net Income and Canadian Net Loss and U.S. Net Income and U.S. Net Loss shall be allocated to such Partner.

(e)If the Book Value of any Partnership asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset in the computation of U.S. Net Income and U.S. Net Loss, shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code.

(f)Allocations of U.S. tax credit, U.S. tax credit recapture and any U.S. tax items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(g) Allocations pursuant to this Section 7.03 are solely for purposes of federal, state, provincial and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 7.04Allocations to Transferred Interests. In the event an Interest is assigned during a Fiscal Year in compliance with the provisions of ARTICLE X, Net Income, Net Losses, Canadian Net Income and Losses and U.S. Net Income and Losses and other items of income, gain, loss, and deduction of the Partnership attributable to such Interest for such Fiscal Year shall be allocated to the person that ceased to be a Partner during a Fiscal Year and shall be determined using the interim closing of the books method.

ARTICLE VIII
DISTRIBUTIONS

Section 8.01Distributions. Subject to Section 5.01(j), the Partnership shall make all distributions in Distributable Cash, unless a Limited Partner otherwise requests to receive its share of any distribution be made in whole or in part in-kind.  Unless otherwise agreed to in writing by a Majority in Interest of Limited Partners, distributions shall be made to the Partners pro rata in accordance with their respective Percentage Interests.  Notwithstanding any other provision of this Agreement, distributions shall be made only to the extent of Available Assets and in compliance with the Delaware Act and other applicable law.

Section 8.02Withholding and Income Taxes.

(a)Elective Loans. The General Partner may determine, acting reasonably, that a distribution to a Limited Partner may be deferred, and the amount of the distribution shall be advanced directly or indirectly to such Limited Partner or an Affiliate thereof as a non-interest bearing demand loan (an “Elective Loan”) based upon such Limited Partner’s proportionate entitlement to distributions under Section 8.01.  Any such Limited Partner to which an Elective Loan has been made, or is proposed to be made, may, upon written notice to the General Partner, elect to receive the Elective Loan as a distribution from the Partnership pursuant to Section 8.01, in which case the Elective Loan shall not be made.  Each of the Elective Loans advanced pursuant to this Section 8.02(a) shall be repaid to the Partnership within 12 months of the date of the advance and may, in the discretion of the General Partner, be (i) in the case of an Elective Loan to a Limited Partner, repaid by way of set-off against the distribution that otherwise would have been made by the Partnership to the relevant Limited Partner at the time the applicable Elective Loan was made; or (ii) in the case of an Elective Loan to an Affiliate of the Limited Partner, distributed to the Limited Partner that is the Affiliate of the recipient of the Elective Loan in satisfaction of the distribution.

(b)Authority to Withhold; Treatment of Withheld Tax.

(i)The General Partner and the Partnership may withhold or deduct in connection with distributions, allocations or portions thereof (or any other amounts that are subject to withholding or deduction in respect of a Partner hereunder) if the General Partner or the Partnership is required to do so by any applicable rule, regulation, or law, and each Partner hereby authorizes the General Partner and the Partnership to withhold from or pay on behalf of or with respect to such Partner any amount of federal, state, provincial, local or foreign taxes that the General Partner reasonably determines that the Partnership is required to withhold, deduct or pay with respect to any such Partner pursuant to this Agreement and the General Partner shall duly and timely remit such amounts to the relevant Governmental Authority in accordance with applicable law. Twenty (20) days prior to withholding or deducting on account of taxes or other amounts, the General Partner shall provide a written notice to such Limited Partner of the intention to withhold or deduct pursuant to this section and shall reasonably cooperate with such Limited Partner, at such Limited Partner’s expense, in contesting the requirement to withhold or deduct such taxes or other amounts; provided however that the General Partner shall not be required to withhold payment of any such taxes or other amount to the relevant Governmental Authority notwithstanding the Limited Partner’s contest thereof.

(ii)Where an amount is withheld or deducted from amounts paid to the Partnership on account of taxes or other amounts or where the Partnership is required to withhold such amounts from distributions and the General Partner determines that the requirement to withhold relates to or arises from the status (including identity, nationality and resident) of any particular Partner (including Canadian non-resident withholding tax resulting from thin capitalization restrictions applicable to a specified non-resident shareholder) or the failure of a Partner to provide information reasonably required under this Agreement, such amount will be deemed for all purposes of this Agreement to have been distributed to such Partner at the time it was withheld.

(iii)The General Partner shall use its commercially reasonable efforts to obtain on behalf of the Partnership and to assist the Limited Partners in obtaining, as appropriate, reimbursement of any amounts withheld on account of taxes in respect of amounts received by the Partnership and/or distributed to the Limited Partners to the extent the Partnership or any Limited Partner would otherwise have been entitled to receive such amount, provided that such Limited Partner uses its commercially reasonable efforts to provide the General Partner with such information and assistance that the General Partner reasonably requests in order for the General Partner to provide assistance.

(iv)Each Limited Partner agrees to provide to the General Partner promptly upon a written request with a correctly completed and signed IRS Form W-9, Form W-8BEN-E and Form W-8BEN or other applicable Form W-8 (or other successor form) and any other documentation prescribed under applicable law relating to withholding taxes, when reasonably requested by the General Partner or otherwise required under applicable law.

(v)Each Limited Partner must also provide to the General Partner on a timely basis such information as the General Partner reasonably requests from time to time in order to comply with governmental or regulatory reporting obligations to which it or the Partnership is or may become subject including in connection with Common Reporting Standard pursuant to Part XIX of the ITA and any additional compliance requirements in connection with FATCA.

(c)Indemnification. Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability with respect to taxes, interest, penalties or expenses, which may be asserted by reason of the Partnership’s failure to deduct or withhold tax on amounts distributable or allocable to such Partner. If the Partnership is obligated to pay any amount to a governmental agency or Taxing Authority (or otherwise makes a payment), or an amount is withheld from an amount otherwise payable to the Partnership, in each case, in respect of any tax because of a Limited Partner’s status or because such tax is specifically attributable to a Limited Partner (including federal withholding taxes applicable to foreign partners, and other federal, provincial, state or local taxes), then such Limited Partner (the “Indemnifying Limited Partner”) shall indemnify the Partnership, or, if applicable each Partner in full for the entire amount paid (including any interest, penalties and expenses associated with such payment).  At the option of the General Partner, the amount to be indemnified may be charged against the Capital Account of the Indemnifying Limited Partner, the Partnership shall reduce distributions which would otherwise be made to the Indemnifying Limited Partner until the Partnership has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for purposes of this Agreement, but for such deemed distribution).  The provisions of this Section 8.02(c) shall survive the termination, dissolution, liquidation, and winding up of the Partnership and the withdrawal of such Partner from the Partnership or Transfer of its Interest. The General Partner and the Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 8.02(c).

Section 8.03Form of Distributions. Subject to Section 8.01, distributions of Distributable Cash made prior to the dissolution and liquidation of the Partnership may only take the form of cash or Marketable Securities in accordance with the distribution provisions in Section 8.01. Upon liquidation and termination of the Partnership, the Partnership may distribute non-Marketable Securities or other assets, in the sole discretion of the General Partner (or Liquidator, if different) in accordance with the distribution provisions in Section 8.01.  In the event that the General Partner (or Liquidator, if different) intends to make a distribution of assets in kind, the General Partner (or Liquidator, if different) shall deliver a notice to the Limited Partners not less than 15 Business Days prior to making such distribution. The General Partner (or Liquidator, if different) will not make any distribution of Marketable Securities, non-Marketable Securities, or other assets to any Limited Partner if, after it discloses the intended distribution, the General Partner (or Liquidator, if different) has received notice from such Limited Partner not to do so. In the event of any such notification, the General Partner (or Liquidator, if different) will, subject to applicable legal restrictions, retain such Marketable Securities, non-Marketable Securities, or other assets and use reasonable commercial efforts to sell on behalf of and at the direction of such Limited Partner any Marketable Securities, non-Marketable Securities or other assets that would otherwise have been distributed to such Limited Partner and shall distribute to such Limited Partner the proceeds of such sale, net of the expenses related thereto.

Section 8.04Certain Liquidity Events. Notwithstanding anything set forth herein to the contrary, in the event the Partnership sells all or substantially all of the Convertible Notes, the Warrants and any other Equity Securities held by it in MedMen, the General Partner shall (subject to applicable law, the terms of this Agreement and any other contract to which it or its assets are bound) use reasonable best efforts to cause the Partnership to be dissolved and liquidated pursuant to Section 11.01 and Section 11.02.

ARTICLE IX
ACCOUNTING AND REPORTS

Section 9.01 Books and Records.

(a)The General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership (which at all times shall remain the property of the Partnership), in the name of the Partnership and separate and apart from the books of the General Partner and its Affiliates, including a list of the names, addresses and interests of all Limited Partners and all other books, records and information required by the Delaware Act. The Partnership’s books and records shall be maintained in U.S. dollars and in accordance with U.S. generally accepted accounting principles. The General Partner may cause the Partnership to initially retain such independent certified public accountant as it may determine; provided, the General Partner shall promptly provide written notice of such retention to the Limited Partners.

(b)Subject to Section 14.13, each Limited Partner shall be allowed full and complete access to review all records and books of account of the Partnership for a purpose reasonably related to such Limited Partner’s Interest as a limited partner at the offices of the General Partner (or such other location designated by the General Partner in its sole discretion) during regular business hours, at its expense and upon two Business Days’ notice to the General Partner. The General Partner shall retain all records and books relating to the Partnership for a period of at least five years after the termination of the Partnership. Each Limited Partner agrees that (i) such books and records contain confidential information relating to the Partnership and its affairs that is subject to Section 14.13, and (ii) the General Partner shall have the right, except as prohibited by the Delaware Act, to prohibit or otherwise limit in its reasonable discretion the making of any copies of such books and records.

Section 9.02 Partnership Representative.

(a)Designation. The General Partner shall be designated as the “partnership representative” (the “Partnership Representative”) as provided in Section 6223(a) of the Code (or under any applicable state or local law providing for an analogous capacity). The Partnership Representative shall appoint an individual meeting the requirements of Treasury Regulation Section 301.6223-1(c)(3) as the sole person authorized to represent the Partnership Representative in audits and other proceedings governed by the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”).

(b)Tax Examinations and Audits. The Partnership Representative is authorized and required to represent the Partnership in connection with all examinations of the affairs of the Partnership by any Taxing Authority, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. Each Partner agrees that any action taken by the Partnership Representative in connection with audits of the Partnership shall be binding upon such Partners and that such Partner shall not independently act with respect to tax audits or tax litigation affecting the Partnership. Subject to Section 9.02(c), the Partnership Representative shall have sole discretion to determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Each Partner agrees to cooperate with the

Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations by Taxing Authorities and any resulting proceedings; provided, that a Partner shall not be required to file an amended federal income tax return, as described in Section 6225(c)(2)(A) of the Code or an amended income tax return for Canadian tax purposes.

(c)Revised Partnership Audit Rules. Except as otherwise set forth herein, in the event of an audit of the Partnership that is subject to the Revised Partnership Audit Rules or any analogous provision of state or local law, the Partnership Representative, in its sole discretion, shall have the right to make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative or the Partnership under the Revised Partnership Audit rules (or analogous provisions of state or local law), provided, however, that the Partnership Representative shall (i) promptly notify Tilray Limited Partner of any audits under the Revised Partnership Audit Rules, (ii) promptly provide copies of all material written notices received from the Service to Tilray Limited Partner, (iii) keep Tilray Limited Partner informed of any such audits, (iv) allow Tilray Limited Partner to participate in such audits at its own discretion and (v) be required to obtain written consent of Tilray Limited Partner prior to any action relating to such matters, including making any elections (including an election under Section 6226 of the Code) and taking any actions on behalf of the Partnership under the Code. To the extent permitted by applicable law and regulations, the Partnership Representative shall make an election under Section 6221(b) of the Code that Revised Partnership Audit Rules will not apply. For any year in which applicable law and regulations do not permit the Partnership to make such election, the Partnership Representative shall use commercially reasonable efforts to reduce to the extent possible the amount of tax owed by the Partnership pursuant to an audit under the Revised Partnership Audit Rules (or analogous state or local partnership audit procedures) by either (i) making any modifications available under Section 6225(c)(3), (4), and (5) of the Code (or analogous provisions of state or local law) or (ii) making a timely election under Section 6226 of the Code (or an analogous provision of state or local law). If an election under Section 6226(a) of the Code is made, the Partnership shall furnish to each Partner for the year under audit a statement of the Partner’s share of any adjustment set forth in the notice of final partnership adjustment, and each Partner shall take such adjustment into account as required under Section 6226(b) of the Code.

(d)Tax Returns and Tax Deficiencies. Except with respect to any tax filing that is the obligation of the General Partner on behalf of the Partnership, it shall be the responsibility of each Partner to prepare and file such documents as may be required to be prepared and filed for federal, state, foreign or other income tax purposes in accordance with the allocation provisions herein (or as otherwise required by law).  For greater certainty, the foregoing does not require a Partner to file a tax return in a jurisdiction in which it does not have a taxable presence or compute its income for tax purposes otherwise than in accordance with the laws of the jurisdiction or jurisdictions in which the Partner is subject to tax. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Section 6226 of the Code) will be paid by such Partner to the extent attributable to such Partner’s Interest in the Partnership.

(e)Tax Reporting. Each Limited Partner agrees to promptly provide evidence to the General Partner upon written request of such Limited Partner’s status under the Code, ITA or any similar statute affecting the status of the Partnership or of any other matter which affects or may from time to time affect such status.

Section 9.03 Reports to Partners.  The General Partner shall cause to be prepared and furnished to each Limited Partner at the Partnership’s expense such reports as any Partner may reasonably require and shall provide such information reasonably requested by any Partner in order to comply with calendar year-end reporting requirements applicable to such Partner.

Section 9.04Income Tax Status. The Partners intend that the Partnership shall be treated as a partnership for all federal and, to the extent applicable, state and local income tax purposes, and that each Partner and the Partnership shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

(a)Canadian Tax Status of Partnership. The General Partner shall take such reasonable steps as may be necessary to ensure that the Partnership is not and does not become a Financial Institution or a “SIFT partnership” within the meaning of the ITA and shall not take any action or omit to take any action the taking or omission of which could reasonably be expected to result in the Partnership becoming a Financial Institution or a “SIFT partnership within the meaning of the ITA.

(b)United States Income Tax. It is the intent of the Partnership and the Partners that the Partnership shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Partnership nor any Partner shall make an election for the Partnership to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3. Furthermore, the General Partner shall use its reasonable best efforts (i) to conduct the activities of the Partnership in a manner that will not result in the realization by a Limited Partner that is not a “United States person” within the meaning of the section 7701(a)(30) of the Code of income or gain effectively connected to the conduct of a trade or business in the United States for purposes of the Code, (ii) not to make any investment that at the time of its acquisition is or is likely to become “United States real property interest” within the meaning of section 897(c) of the Code and (iii) to obtain any available reduced rate of, or exemption from, U.S. or non-U.S. withholding taxes imposed on amounts received by the Partnership.

Section 9.05Tax Elections and Information Returns.

(a)The General Partner shall have the power to make on behalf of the Partnership any and all elections, determinations and designations under the ITA, the Code, the Treasury Regulations or any other taxation or other legislation or laws of like import of Canada, the U.S. or of any province, state or other jurisdiction.  The General

Partner shall file, on behalf of the Partnership any information return required to be filed in respect of the activities of the Partnership under the ITA, the Code, the Treasury Regulations or any other taxation or other legislation of laws of like import of Canada, the U.S. or of any province, state or other jurisdiction.

(b)Upon request, each Limited Partner shall provide to the General Partner on a timely basis the information required pursuant to the Selected Listed Financial Institutions Attribution Method (GST/HST) Regulations and any comparable federal or provincial legislation or regulation (collectively, the “SLFI Rules”) so that the General Partner can cause the Partnership to comply with its obligations under the relevant SLFI Rules to bear relevant applicable taxes based on the location of deemed residence of its ultimate investors for purposes of the SLFI Rules.

(c)The General Partner shall cause to be prepared and timely filed on behalf of itself and the Limited Partners, annual Partnership U.S. and non-U.S. information and tax returns and any other information required to be filed under the Code, ITA and other applicable tax legislation in respect of Partnership matters.  The General Partner shall send within 90 days of the end of the Fiscal Year to each person who was a Limited Partner at any time during such Fiscal Year (a) if applicable, a form T5013 and Schedule K-1 (as such term is defined in the Code) in respect of such person’s interest in the Partnership and any other information required to be sent to such person under the ITA and any other applicable U.S. or foreign tax legislation, and (b) such other information and documents as are reasonably requested by such person to make appropriate tax filings with respect to that Fiscal Year.

ARTICLE X
TRANSFER OF PARTNERSHIP INTERESTS

Section 10.01Transfers. A Partner may not Transfer its Interest in the Partnership or any part thereof except as permitted in this ARTICLE X. Any Transfer in violation of this ARTICLE X shall be null and void and of no force or effect.

Section 10.02Transfer by Limited Partners.

(a)Except as otherwise provided herein, a Limited Partner may Transfer all or a portion of its Partnership Interests only if the General Partner consents in writing to the Transfer, which consent it may grant or withhold in its sole discretion (subject to compliance with this Agreement), except that each Partner may Transfer all or a portion of such Partner’s Interests to any Permitted Transferee or pursuant to any Transfer contemplated by Section 10.06 without the prior written consent of the General Partner (subject to compliance with this Agreement).

(b)Subject to Section 10.02(c) and Section 10.06, no Transfer of an Interest in the Partnership may be made if such Transfer would:

(i)violate any federal, state and other applicable laws, including any federal, state and other securities laws applicable to the Partnership and the Partnership Interests;

(ii)cause the Partnership to become subject to the registration requirements of the Investment Company Act, the Exchange Act or any other securities laws of any jurisdiction;

(iii)cause the Partnership to become a “publicly-traded partnership,” as such term is defined in Sections 469(k)(2) or 7704 of the Code of a “SIFT partnership” within the meaning of the ITA;

(iv)require the registration of such Partnership Interests pursuant to any applicable securities laws of any jurisdiction;

(v)violate any provision of this Agreement;

(vi)cause the Partnership to become a Financial Institution;

(vii)constitute a transfer to a person that is a “tax shelter” as defined in the subsection 237.1 of the ITA or an interest in which is a “tax shelter investment” as defined in subsection 143.2(1) of the ITA; or

(viii)cause (A) all or any portion of the assets of the Partnership (x) to constitute “plan assets” (for purposes of Title I of ERISA, Section 4975 of the Code or the applicable provisions of any Similar Law) of any existing or prospective Partner or (y) to be subject to the provisions of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law or (B) the General Partner to become a fiduciary with respect to any existing or prospective Partner, pursuant to ERISA or the applicable provisions of any Similar Law or otherwise.

(c)Notwithstanding anything to the contrary in this Agreement, the Tilray Limited Partner may, in its sole discretion at any time and from time to time, without the consent of any Partner or other Person, Transfer or cause to be Transferred all or any portion of its right, title and interest in and to (i) its Partnership Interests; (ii) the pro rata portion of the Convertible Notes allocable to the Tilray Limited Partner (based upon its Percentage Interest) (the “Tilray Notes”); (iii) with respect to the Pro Rata Notes, the corresponding portion of accrued and unpaid interest and fees thereon (the “Tilray Proceeds”); (iv) its pro rata portion of the Warrants (based upon its Percentage Interest) (the “Tilray Warrants”); and (v) its pro rata portion of Top-Up Warrants (the “Tilray Top-Up Warrants”) (based upon its Percentage Interest) issued in connection with the Partnership’s exercise of Top-Up Rights under the Securities Purchase Agreement.

(d)In addition, the Serruya Limited Partners may Transfer or cause to be Transferred all or any portion of their respective right, title and interest in and to (i) its pro rata portion of the Convertible Notes (based upon its Percentage Interest) (the “Serruya Notes”); (ii) with respect to such Serruya Notes, the corresponding portion of accrued and unpaid interest and fees thereon (the “Serruya Proceeds”); (iii) its pro rata portion of the Warrants (based upon its Percentage Interest) (the “Serruya Warrants”); and (iv) its pro rata portion of Top-Up Warrants (the “Serruya Top-Up Warrants”) (based upon its Percentage Interest) issued in connection with the Partnership’s exercise of Top-Up Rights under the Securities Purchase Agreement; provided, however, that, prior to the occurrence of a Triggering Event or a waiver by the Tilray Limited Partner of the requirement therefor, the Serruya Notes shall not be transferrable pursuant to this ARTICLE X, to the extent any such purported Transfer would cause the Partnership to hold an amount of Serruya Notes evidencing Indebtedness in an aggregate principal amount of less than $1,000,000 (the “Minimum Convertible Debt Amount”).

(e)If a Person who is a transferee in compliance with this Section 10.02 admitted to the Partnership as a Substitute Limited Partner pursuant to Section 10.03, such transferee shall be entitled only to the allocations and distributions with respect to its Interest in accordance with this Agreement and, to the fullest extent permitted by applicable law, shall not have any non-economic rights of a Limited Partner of the Partnership, including, without limitation, the right to require any information on account of the Partnership’s business, inspect the Partnership’s books, or vote on Partnership matters.

Section 10.03Substitute Limited Partners. A transferee of all or a portion of an Interest in the Partnership pursuant to Section 10.02 shall have the right to become a substitute Limited Partner (a “Substitute Limited Partner”) in place of its transferor, only if all of the following conditions are satisfied:

(a)the fully executed and acknowledged written instrument of Transfer has been filed with the Partnership;

(b)the transferee executes, adopts and acknowledges this Agreement and is listed in the books and records of the Partnership as a Limited Partner;

(c)any costs and expenses of Transfer incurred by the Partnership are paid to the Partnership; and

(d)the General Partner shall have provided its consent in writing to the substitution, which consent it may grant or withhold in its sole discretion, and which consent may be conditioned upon, among other things, delivery of the opinion of counsel, satisfactory to the General Partner, as such matters relate to the transferee becoming a Substitute Limited Partner; provided, that a consent to a Transfer shall be a consent to substitution.

Section 10.04 Involuntary Withdrawal by Limited Partners.

(a) Upon the death, Bankruptcy, dissolution or other cessation of existence of a Limited Partner, the authorized representative of such Limited Partner shall have all the rights of a Limited Partner for the purpose of settling or managing the estate or effecting the orderly winding up and disposition of the business of such Limited Partner and such power as such Limited Partner possessed to designate a successor as a transferee of its Interest and to join with such transferee in making application to substitute such successor or transferee as a Substitute Limited Partner. Such Limited Partner shall not be entitled to receive the Fair Market Value of its Interest in the Partnership.

(b)The death, Bankruptcy, dissolution, disability, or legal incapacity of a Limited Partner shall not dissolve or terminate the Partnership.

Section 10.05 Required Withdrawals.

(a)If the General Partner determines, in good faith after consultation with counsel, that the continued participation of a Limited Partner in the Partnership would be reasonably likely to result in a violation of any law or regulation applicable to the Partnership (including, without limitation, the anti-money laundering or anti-terrorism laws or regulations, including Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (the “AML Laws”)) or subject the Partnership to any unintended law or regulatory scheme (including, without limitation, ERISA) (a “Legal Violation”), then the General Partner shall notify such Limited Partner of such Legal Violation and such Limited Partner shall be required to withdraw from the Partnership immediately following such notification (the “Withdrawal Date”); provided, that, if the General Partner in its sole discretion determines that the Legal Violation (other than a Legal Violation involving the AML Laws) is capable of being reasonably mitigated, prevented or cured, then the General Partner and such Limited Partner may take actions as the General Partner deems necessary and appropriate to mitigate, prevent or cure such Legal Violation.

(b)A withdrawing Limited Partner under Section 11.05(a) shall be entitled to receive a distribution equal to any amounts it would have been entitled to if the Partnership, in accordance with the provisions hereof, dissolved, liquidated, and distributed all the proceeds thereof as of the date of withdrawal of such Limited Partner.

Section 10.06Repurchase Rights. Notwithstanding anything set forth herein to the contrary:

(a)The Tilray Limited Partner shall have the right (the “Tilray Redemption Right”), but not the obligation, at any time and from time to time to cause the Partnership to redeem all or any portion of the Interests held by the Tilray Limited Partner (the “Tilray Redeemed Interests”) in exchange for a corresponding portion of the Tilray Limited Partner’s right, title and interest in and to its (i) Pro Rata Notes (the “Tilray Redeemed Notes”); (ii) Pro Rata Proceeds, to the extent such notes have matured; (iii) Pro Rata Warrants (the “Tilray Redeemed Warrants”); and (iv) Pro Rata Top-Up Warrants, collectively equal in value to the Tilray Redeemed Interests (based on the applicable Redemption Price in each case).

(b)In addition, and notwithstanding anything to the contrary contained herein, the Serruya Limited Partners shall each have the right (a “Serruya Redemption Right”), but not the obligation, to cause the Partnership to redeem all or any portion of the Interests held by such Serruya Limited Partner (the “Serruya Redeemed Interests”) in exchange for a corresponding portion of such Serruya Limited Partner’s right, title and interest in and to its (i) Pro Rata Notes (on an unconverted basis) (the “Serruya Redeemed Notes”); (ii) Pro Rata Proceeds, to the extent such notes have matured; (iii) Pro Rata Warrants (the “Serruya Redeemed Warrants”); and (iv) Pro Rata Top-Up Warrants, collectively equal in value to such Serruya Redeemed Interests (based on the applicable Redemption Price in each case); provided, however, that prior to the occurrence of a Triggering Event or a waiver by the Tilray Limited Partner of the requirement therefor, no Interests of a Serruya Limited Partner shall be redeemable pursuant to this ARTICLE X, to the extent any such purported redemption would cause the Partnership to hold an amount of Serruya Notes evidencing Indebtedness in an aggregate amount of less than the Minimum Convertible Debt Amount.

(c)For the avoidance of doubt, but subject to the proviso set forth in Section 10.06(b), (i) the Redemption Right may be exercised more than once; and (ii) the Tilray Limited Partner or the Serruya Limited Partners, as the case may be, may elect to redeem all or any portion of their Interests in connection with any Redemption. Notwithstanding the foregoing, the Redemption Right shall be subject to the terms of any applicable Convertible Note, Warrant, Note and Warrant Assignment Agreement, the Securities Purchase Agreement, and the Stockholders Agreement.

(d)The obligations of the Serruya Limited Partners pursuant to this Section 10.06 shall survive the termination, dissolution, liquidation, and winding up of the Partnership and the withdrawal of the Serruya Limited Partners from the Partnership or Transfer of their respective Interests.

ARTICLE XI
DISSOLUTION AND LIQUIDATION

Section 11.01Dissolution. The Partnership shall be dissolved upon the first to occur of the following:

(a)an election to dissolve the Partnership is made by the General Partner with consent of a Majority in Interest of the Limited Partners;

(b)upon the Tilray Limited Partner’s election following a Triggering Event or any waiver by the Tilray Limited Partner of the requirement therefor;

(c)subject to the provisions of Section 4.06 through Section 4.09, the Bankruptcy, dissolution, removal or other withdrawal of the General Partner or the Transfer of the General Partner’s Interest in the Partnership;

(d)the Partnership sells all or substantially all of the Convertible Notes, Warrants, or other Equity Securities (if any) held by it in MedMen;

(e)the entry of a decree of a judicial dissolution pursuant to the Delaware Act; or

(f)any other event causing dissolution of the Partnership under the Delaware Act.

Section 11.02Liquidation.

(a)Upon dissolution of the Partnership and subject to Section 11.02(b), the General Partner, or if the General Partner’s withdrawal, removal, or Bankruptcy caused the dissolution of the Partnership, such other Person who may be appointed by consent of a Majority in Interest of the Limited Partners, who shall be responsible for taking all action necessary or appropriate to wind up the affairs and distribute the assets of the Partnership following its dissolution (the “Liquidator”) shall wind up the affairs of the Partnership and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Partnership, subject to obtaining fair value for such assets and any tax or other legal considerations, and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Partnership who are not Partners, distribute the proceeds therefrom among the Partners in accordance with Section 11.02(c). Notwithstanding the foregoing, the Liquidator may, if it determines that it is in the best interests of the Partnership, distribute part or all of the MedMen to the Partners in-kind (utilizing the principles of Section 8.03 and the valuation procedures described herein).

(b)No Partner shall be liable for the return of the Capital Contributions of any other Partner; provided, that this provision shall not relieve any Partner of any other duty or liability it may have under this Agreement.

(c)The General Partner may, with the prior written consent of a Majority in Interest of the Limited Partners, effect the liquidation of the Partnership through one or more steps to achieve tax efficiency for the Partnership or a Limited Partner that results in the distribution of all of the assets of the Partnership, in the following order of priority:

(i)first, in discharge of (1) all claims of creditors of the Partnership who are not Partners and (2) all expenses of liquidation;

(ii)second, to establish any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and

(iii)third, to the Partners pro rata in accordance with the relative positive balances in their respective Capital Accounts.

(d)When the Liquidator has complied with the foregoing liquidation plan, the termination of the Partnership shall be effective on the filing of, and the General Partner or Liquidator shall file, a certificate of cancellation of the Certificate of Limited Partnership (the “Certificate of Cancellation”) with the Office of the Secretary of State of the State of Delaware in accordance with Section § 17-203 of the Delaware Act.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

Section 12.01Representations and Warranties of the General Partner. The General Partner represents, warrants and covenants to each Limited Partner that as of the date of the Closing:

(a)The Partnership has been duly formed and is a validly existing limited partnership under the laws of the State of Delaware with full power and authority to conduct its business as described in this Agreement.

(b)The General Partner has been duly formed and is a validly existing corporation under the laws of the State of Delaware, with full power and authority to perform its obligations herein.

(c)All action required to be taken by the General Partner and the Partnership, as a condition to the issuance and sale of the Interests being purchased by the Limited Partners, has been taken.

(d)The Interest of each Limited Partner represents a duly and validly issued limited partnership interest in the Partnership and each Limited Partner is entitled to all the benefits of a Limited Partner under this Agreement and the Delaware Act.

(e)This Agreement has been duly authorized, executed and delivered by the General Partner and, assuming due authorization, execution and delivery by each Limited Partner, constitutes a valid and binding agreement of the General Partner enforceable in accordance with its terms against the General Partner, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

(f)Assuming the accuracy of the representations and warranties made by each Limited Partner pursuant to the relevant Joinder Agreement, the Partnership is not required to register as an investment company under the Investment Company Act.

(g)Assuming the accuracy of the representations and warranties made by each Limited Partner pursuant to the relevant Joinder Agreement, the offer and sale of the Interests in accordance with the terms of the relevant Joinder Agreement does not require registration of the Interests under the Securities Act.

(h)The only fees payable to the General Partner by the Partnership or the Limited Partners are those contemplated or specified by this Agreement.

ARTICLE XIII
AMENDMENTS AND MEETINGS

Section 13.01Amendment Procedure. This Agreement may be amended or modified only as follows:

(a)This Agreement may not be amended or modified without (i) the consent of the General Partner and (ii) the prior written consent of a Majority in Interest of the Limited Partners; provided, however, that an amendment or modification modifying the rights or obligations of any Limited Partner in a manner that is disproportionately adverse to such Limited Partner relative to the rights of other Limited Partners shall be effective only with that Limited Partner’s consent. Notwithstanding the foregoing, amendments to the Partners Schedule following any new issuance, redemption, repurchase or Transfer of Interests in accordance with this Agreement may be made by the General Partner without the consent of or execution by the Limited Partners.

(b)The General Partner shall furnish each Limited Partner with a copy of each amendment to this Agreement promptly after its adoption.

Section 13.02Meetings and Voting.

(a)Meetings of the Partners may be called by the General Partner for any purpose permitted by this Agreement or the Delaware Act at a time and place reasonably selected by the General Partner. Except as otherwise specified herein, the General Partner shall give all Limited Partners not less than 15 nor more than 60 days’ written notice of the purpose of such proposed meeting and any votes to be conducted at such meeting. Partners may participate in a meeting by telephone or similar communications by means of which all Persons participating in the meeting can hear and be heard. The General Partner shall call a meeting of the Partners for informational purposes at least once every Fiscal Year with at least 60 days’ notice to discuss the Partnership’s investment activities.

(b)The General Partner shall, where feasible, solicit required consents of the Limited Partners under this Agreement by written ballot with at least 15 days’ notice or, if a written ballot is not feasible, at a meeting held pursuant to Section 13.02(a).

ARTICLE XIV
MISCELLANEOUS

Section 14.01Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable, or illegal under any existing or future law in any jurisdiction, such invalidity, unenforceability, or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable, and legal.

Section 14.02Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of

Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 14.03Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient forum. Service of process, summons, notice, or other document by registered mail to the address set forth in the books and records of the Partnership shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 14.04Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

Section 14.05Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 14.06Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.

Section 14.07Record of Limited Partners. The General Partner shall maintain at the office of the Partnership a record showing the names and addresses of all the Limited Partners. All Limited Partners and their duly authorized representatives shall have the right to inspect such record for a purpose reasonably related to such Limited Partner’s Interest.

Section 14.08Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 14.09Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 14.10Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 14.10):

If to the General Partner or the Partnership:	Superhero Acquisition Corp. 210 Shields Court Markham, Ontario L3R 8V2 Canada E-mail: daniel@serruyaequity.com Attention: Daniel Kumer
with a copy to:	Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto ON M5V 3J7 Canada E-mail: bseifred@dwpv.com Attention: Brett Seifred
If to Partnership:	c/o Superhero Acquisition Corp. 210 Shields Court Markham, Ontario L3R 8V2 Canada E-mail: daniel@serruyaequity.com Attention: Daniel Kumer
with a copy to:	Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto ON M5V 3J7 Canada E-mail: bseifred@dwpv.com Attention: Brett Seifred

If to the Tilray Limited Partner:	Tilray, Inc. 655 Madison Avenue, 19th Floor New York, New York 10065 E-mail: Denise.Faltischek@tilray.com Attention: Denise M. Faltischek with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 25th Floor

New York, New York 10020

E-mail: Christopher.Giordano@us.dlapiper.com

Attention: Christopher P. Giordano

DLA Piper (Canada) LLP

1 First Canadian Place, Suite 6000

100 King Street West, PO Box 367

Toronto, ON M5X 1E2

Email: russel.drew@ca.dlapiper.com

Attention: Russel W. Drew

Section 14.11Entire Agreement. This Agreement (including any Schedules and Exhibits), the Stockholders Agreement, and any other written agreements between the General Partner or the Partnership and the Limited Partners executed in connection with the subscription by the Limited Partners for the Interests, constitutes the sole and entire agreement of the parties to this Agreement.

Section 14.12No Third-party Beneficiaries. Except as expressly provided to the contrary in this Agreement (including those provisions which are for the benefit of the Covered Persons), this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.13 Confidentiality.

(a)Each Limited Partner shall maintain the confidentiality of (i) “Non-Public Information,” (ii) any information subject to a confidentiality agreement binding upon the General Partner or the Partnership of which such Limited Partner has been provided written notice and (iii) the identity of other Limited Partners and their Affiliates so long as such information has not become otherwise publicly available unless, after reasonable notice to the Partnership by the Limited Partner, otherwise compelled by court order or other legal process or in response to other governmentally imposed reporting or disclosure obligations including, without limitation, any act regarding the freedom of information to which it may be subject; provided, that, for any bona fide business purpose reasonably related to its Interest in the Partnership, each Limited Partner may disclose “Non-Public Information” to its Affiliates, officers, employees, agents, professional consultants, and regulators upon notification to such Affiliates, officers, employees, agents, consultants, or regulators that such disclosure is made in confidence and shall be kept in confidence; provided, further, that each Limited Partner shall be liable for any subsequent disclosure of any such Non-Public Information disclosed by it to any such Person.

(b)As used in this Section 14.13, “Non-Public Information” means information regarding the Partnership, the General Partner, their respective Affiliates, the MedMen Investment, or any existing or potential counterparty of the Partnership or source of the MedMen Investment received by such Limited Partner pursuant to this Agreement, but does not include information that was publicly known when received by such Limited Partner, subsequently becomes publicly known through no act or omission by such Limited Partner or is disclosed to such Limited Partner by a third party not known to such Limited Partner to be bound by any confidentiality obligation. The General Partner may not disclose the identities of the Limited Partners, except on a confidential basis to prospective and other Limited Partners in the Partnership, or to lenders, third-party partners, or other financial sources. In the event a Limited Partner receives a request for the disclosure of information under freedom of information acts or similar statutes that is Non-Public Information, the Limited Partner shall (i) promptly notify the Partnership and the General Partner of the existence, terms, and circumstances surrounding such request, (ii) consult with the Partnership and the General Partner regarding taking steps to resist or narrow such request, (iii) if disclosure of such information is required, furnish only such portion of such information as such Limited Partner is advised by counsel is legally required to be disclosed, and (iv) cooperate with the Partnership and the General Partner in their efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the information that is required to be disclosed. Notwithstanding any provision of the Agreement to the contrary, the General Partner may withhold disclosure of any Non-Public Information (other than this Agreement or tax reports) to any Limited Partner if the General Partner reasonably determines that the disclosure of such Non-Public Information to such Limited Partner may result in the public disclosure of such Non-Public Information, and in such case the General Partner will use commercially reasonable efforts to make such information available to such Limited Partner through an alternate means; provided that such information will not thereby become subject to public disclosure.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL PARTNER:

SUPERHERO ACQUISITION CORP.

By:	/s/ Michael Serruya
	Name:	Michael Serruya
	Title:	A.S.O.

[Signature Page to Superhero Acquisition L.P. LPA]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIMITED PARTNERS:

FRUZER HOLDINGS LIMITED LIABILITY COMPANY

By:	/s/ Aaron Serruya
	Name:	Aaron Serruya
	Title:	A.S.O.

INDULGE HOLDINGS LIMITED LIABILITY COMPANY

By:	/s/ Simon Serruya
	Name:	Simon Serruya
	Title:	A.S.O.

S5 HOLDINGS LIMITED LIABILITY COMPANY

By:	/s/ Michael Serruya
	Name:	Michael Serruya
	Title:	A.S.O.

JS18 HOLDINGS LIMITED LIABILITY COMPANY

By:	/s/ Jack Serruya
	Name:	Jack Serruya
	Title:	A.S.O.

[Signature Page to Superhero Acquisition L.P. LPA]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIMITED PARTNER:

TILRAY, INC.

By:	/s/ Irwin D. Simon
	Name:	Irwin D. Simon
	Title:	Chairman and Chief Executive Officer

[Signature Page to Superhero Acquisition L.P. LPA]

Exhibit a

FORM OF JOINDER AGREEMENT

(See attached)

SCHEDULE A

Partners Schedule

List of Partners as of August 17, 2021

	Total Capital Contribution Amount	Net Capital Contribution Amount[1]	Percentage Interest
General Partner

Superhero Acquisition Corp. 210 Shields Court Markham, Ontario L3R 8V2 Canada Attn: Daniel Serruya Email: daniel@serruyaequity.com	$170,798.76[2]	$170,798.76	0.1%[3]
Limited Partners

Fruzer Holdings Limited Liability Company 210 Shields Court Markham, Ontario L3R 8V2 Canada Attn: Daniel Serruya Email: daniel@serruyaequity.com	$13,223,960.73	$13,210,296.82	7.9992%

Indulge Holdings Limited Liability Company 210 Shields Court Markham, Ontario L3R 8V2 Canada Attn: Daniel Serruya Email: daniel@serruyaequity.com	$13,223,960.73	$13,210,296.82	7.9992%

S5 Holdings Limited Liability Company 210 Shields Court Markham, Ontario L3R 8V2 Canada Attn: Daniel Serruya Email: daniel@serruyaequity.com	$13,223,960.73	$13,210,296.82	7.9992%

JS18 Holdings Limited Liability Company 210 Shields Court Markham, Ontario L3R 8V2 Canada Attn: Daniel Serruya Email: daniel@serruyaequity.com	$13,223,960.73	$13,210,296.82	7.9992%

Tilray, Inc. 655 Madison Avenue, 19th Floor New York, New York 10065 Attn: Denise M. Faltischek Email: denise.faltischek@tilray.com	$117,902,912.11	$117,786,768.96	67.9932%

Total General Partner Contributions			$170,798.76

Total Limited Partner Contributions		$170,627,956

Aggregate Contributions:		$170,798,755.01

[1]	After giving effect to the reallocation of Capital Contributions contemplated by note 2, below.
[2]

Such Capital Contribution shall be deemed to have been made by and through the Limited Partners, on behalf of the General Partner, pro rata in accordance with their respective Percentage Interests, solely to ensure that the General Partner is treated as a partner for U.S. federal income tax purposes.  Accordingly, and notwithstanding anything to the contrary contained in the Limited Partnership Agreement, except as otherwise required by applicable U.S. tax law, all rights and obligations in and to the 0.1% Percentage Interest of the General Partner shall be allocated to the Limited Partners pro rata, based on the portion of such initial Capital Contribution that such Limited Partner shall be deemed to have contributed on behalf of the General Partner in accordance with the immediately preceding sentence.

[3]	See note 2, above.

Sch A-1

Sch A-2

SCHEDULE B

Convertible Notes

Initial Principal Amount[4]	Date of Issuance	Fully Accreted Principal Amount of Tranche as of Fourth Restatement Closing Date[5]	Conversion Price	Total Number of Conversion Shares Issuable upon Conversion
Tranche 1-A
$12,868,436.48	4/23/2019	$3,189,148.03	$0.1529	20,857,737
		$4,464,807.24	$0.1700	26,263,572
		$8,291,784.88	$0.3400	24,387,603
Tranche 1-B
$56,557,008.73	5/22/2019	$13,735,084.33	$0.1529	89,830,506
		$19,229,118.07	$0.1700	113,112,459
		$35,711,219.27	$0.3400	105,032,998
Tranche 2
$18,750,000.01	7/12/2019	$4,466,370.65	$0.1529	29,211,057
		$6,252,918.92	$0.1700	36,781,876
		$11,612,563.70	$0.3400	34,154,599
Amendment Fee
$14,062,500.00	10/29/2019	$3,264,955.60	$0.1529	21,353,536
		$4,570,937.85	$0.1700	26,887,870
		$8,488,884.57	$0.3400	24,967,308
Tranche 3
$7,500,000.00	11/27/2019	$1,729,470.19	$0.1529	11,311,120
		$2,421,258.27	$0.1700	14,242,696
		$4,496,622.49	$0.3400	13,225,360

[4]	Includes restatement fee allocated to principal amount for Convertible Notes issued on March 27, 2020 or after.
[5]	As defined in the Securities Purchase Agreement.

Sch B-1

Initial Principal Amount[4]	Date of Issuance	Fully Accreted Principal Amount of Tranche as of Fourth Restatement Closing Date[5]	Conversion Price	Total Number of Conversion Shares Issuable upon Conversion
Tranche 4
$15,209,375.55	3/27/2020	$17,063,132.47	$0.1529	111,596,681
Incremental Advance 1
$2,050,711.34	4/24/2020	$2,282,985.02	$0.1529	14,931,230
2020 Amendment Fee
$1,393,638.70	7/2/2020	$1,526,502.93	$0.2845	5,365,564
Incremental Advance 2
$4,101,422.69	9/14/2020	$4,414,925.19	$0.1529	28,874,592
Third Restatement Advance
$8,202,845.38	1/11/2021	$8,586,065.33	$0.1608	53,395,929
Totals
$140,695,938.88		$165,798,755.01		$805,784,291

Sch B-2

SCHEDULE C

Warrants

Warrant Tranche	Date of Issuance	Exercise Price	Number of Warrant Shares Authorized to be Purchased Pursuant to the Warrant	Expiration Date
Tranche 1A(1)	4/23/2019	$3.7180	917,832	4/23/2022
Tranche 1A(2)		$4.2900	265,152
Tranche 1B(1)	5/22/2019	$3.7180	3,671,329	5/22/2022
Tranche 1B(2)		$4.2900	1,060,606
Tranche 2-A	7/12/2019	$3.1590	1,350,309	7/12/2022
Tranche 2-B		$3.6450	390,089
Tranche 3-A	11/27/2019	$1.0111	1,687,492	11/27/2022
Tranche 3-B		$1.1667	487,497
Tranche 4 Warrants	3/27/2020	$0.1529	53,139,307	3/27/2025
Incremental Warrants #1	4/24/2020	$0.1529	10,627,861	4/24/2025
Incremental Warrants #2	9/14/2020	$0.1529	21,255,723	9/14/2025
Incremental Warrants #3	1/11/2021	$0.1608	40,413,468	1/11/2026
Total Warrant Shares			135,266,665

Sch C-1